EDITORIAL CONTACT:                                    FINANCIAL CONTACT:
Timothy Powers                                        Stacey Santilli
RSA Security Inc.                                     RSA Security Inc.
(781) 301-5344                                        (781) 301-5108
tpowers@rsasecurity.com                               ssantilli@rsasecurity.com

                                                           FOR IMMEDIATE RELEASE

           RSA Security Announces Final Settlement and Termination of
                             Derivative Transactions

BEDFORD, MASS., OCT. 23, 2001 - RSA Security Inc. (Nasdaq: RSAS) today announced that it has settled its outstanding loan obligation with the counterparty to put options covering 1,875,000 shares of RSA Security stock that were terminated on September 28 and October 1, 2001. RSA Security has paid the counterparty $44.8 million in cash, and the counterparty to the loan is returning to the company the 2,801,344 shares of RSA Security common stock and the $22.4 million in cash that the counterparty was holding as collateral for the loan.

The company also announced today that it has received notice terminating additional put options covering 1,125,000 shares of RSA Security stock from the counterparty to those put options. The company sold the put options in several transactions in September 2001. The notices indicated that put options covering 375,000 shares were terminated on October 19, 2001, with the balance terminating on October 23, 2001. The cost to the company to settle the terminated put options is approximately $13 million. The company intends to settle the transactions in cash.


ABOUT RSA SECURITY INC.
RSA Security Inc., the most trusted name in e-security(TM), helps organizations build secure, trusted foundations for e-business through its RSA SecurID(R) two-factor authentication, RSA ClearTrust(R) authorization, RSA BSAFE(R) encryption and RSA Keon(R) digiTal certificate management systems. With more than one billion RSA BSAFE-enabled applications in use worldwide, more than ten million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

                                      # # #

RSA, BSAFE, ClearTrust, Keon and SecurID are registered trademarks, and The Most Trusted Name in e-Security is a trademark of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.